June 1, 2005

Birmiwal Investment Trust

5270 Highland Drive

Bellevue, WA 98006

Re: Birmiwal Investment Trust; File Nos. 333-102801 and 811-21289

Gentleman:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to Birmiwal Investment Trust's Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thomspon Hine

THOMPSON HINE LLP

466773.1